EXHIBIT 5.1



                [LETTERHEAD OF COLLINS & AIKMAN HOLDINGS CORPORATION]



                                             April 28, 1994



          Collins & Aikman Holdings Corporation
          8320 University Executive Park, Suite 102
          Charlotte, North Carolina   28262

          SUBJECT:  COLLINS & AIKMAN HOLDINGS CORPORATION
                    1994 EMPLOYEE STOCK OPTION PLAN (THE "PLAN")

          Ladies and Gentlemen:

                    This opinion is rendered in connection with the filing by Collins & Aikman Holdings Corporation, a Delaware corporation (the "Corporation"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to 2,980,534 shares (the "Shares") of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation issuable under the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

                    I have examined the originals, or copies authenticated or otherwise identified to my satisfaction, of all such corporate records of the Corporation, agreements and other instruments, and certificates of public officials and representatives of the Corporation, and have made such other investigations, as I have deemed necessary in connection with the opinions hereinafter expressed. For purposes of this opinion, I have assumed that the Compensation Committee of the Board of Directors of the Corporation, which was appointed by the Board to act as the "Committee" under the Plan (the "Committee"), has taken or will take all action necessary to authorize the grant of Options under the Plan and the issuance of Shares pursuant thereto.

                    Based upon and subject to the foregoing, I am of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and that, when the Shares are issued upon the exercise by the holders thereof of Options granted or to be granted under the Plan in accordance with the terms of any Option Agreement approved by the Committee, including the payment of the exercise price for the Shares covered by such Options in the manner provided in the Plan, and upon the due execution and delivery following such exercise of certificates representing the Shares in due and proper form, the Shares will be validly issued and outstanding, fully paid and non-assessable.



                    I am admitted to practice only in the State of Delaware and express no opinion as to matters governed by any laws other than the laws of the State of Delaware.

                    I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I consent to such filing.

                                             Very truly yours,


                                             / S / JOHN F. GROSSBAUER

                                             John F. Grossbauer
                                             Corporate Counsel

          /caw



                                                                          2